Issuer Free Writing Prospectus

Dated November 7, 2014

(Relating to Preliminary Prospectus Dated November 5, 2014)

Filed Pursuant to Rule 433

Registration Statement No. 333-198486

On November 7, 2014, Christopher H. Volk, the President and Chief Executive Officer of STORE Capital Corporation (the “Company”), sent an email message to certain friends and business associates of STORE Capital Corporation and its management team advising that a certain number of shares to be offered in the Company’s initial public offering would be made available through a platform maintained by LOYAL3 ecurities, Inc. The content of that email is set forth below.  Information on, or accessible through, the LOYAL3 Securities, Inc. website or any of the websites cited in the message is not part of this Free Writing Prospectus nor is it part of the preliminary prospectus or registration statement.

Subject: S|T|O|R|E Capital is Going Public. You’re Invited to participate.

Dear S|T|O|R|E Colleagues,

These are exciting times for our Company.  We are embarking on an important new chapter in our growth by listing our shares on the New York Stock Exchange in concert with an initial public offering (IPO).  We owe our success to our dedicated staff, together with great customers and suppliers, and we want to provide an opportunity for all of our stakeholders to participate in S|T|O|R|E Capital’s future.

We would like to include you in our IPO, at the same price, and at the same time, as Wall Street. Thus, at our request, the underwriters have reserved up to 1% of the common stock to be sold by S|T|O|R|E Capital in the IPO, to be offered through the LOYAL3 Social IPO™ Platform, at the initial public offering price.

The LOYAL3 Social IPO™ Platform is designed to democratize IPO participation, making it easy and affordable for large numbers of people to purchase shares in our IPO at the same price, and at the same time, as institutions and other large investors.   LOYAL3 platform participation is on a first-come, first-served basis.

Individuals can elect to purchase shares in our IPO through LOYAL3 in amounts starting at $100, with no transaction fees. For more information, or to view a preliminary prospectus and to enroll, click: STORE Capital IPO through the LOYAL3 Platform.

Note that there are limited shares available through the LOYAL3 platform, and there is no assurance you will be able to obtain any or all of the number of shares you request.  Furthermore, you should be aware that any purchase of our shares is an investment subject to risks, including risks specific to our business, inherent risks of the stock market as well as other risks.  We urge you to review the preliminary prospectus available through the hyperlink provided above.  Should you have additional questions, please direct them to LOYAL3 using the contact information provided below.

We realize that our success wouldn’t be possible without you, and this is just one way for us to say thank you for all you have done to help us arrive at this exciting time in our history.

/s/ Chris
Christopher H. Volk Chief Executive Officer
S|T|O|R|E Capital

Questions and want to speak to someone from LOYAL3?

Email: support@loyal3.com

Phone: 855-256-9253

Web: www.loyal3.com

STORE Capital Corporation (the “Company”) has filed a registration statement (including a preliminary prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.

Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus and, when available, the prospectus, and you may request it by visiting ipo.loyal3.com/storecapital or by requesting a copy from LOYAL3 Securities, Inc. by calling toll-free 855-256-9253 or by emailing support@loyal3.com.  U.S. residents only.

LOYAL3 Securities, Inc. is a U.S.-registered broker-dealer.